Exhibit 99.1

Heritage Announces Preliminary First Quarter 2021 Weather Losses

Clearwater, FL – April 22, 2021: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, announced today that it expects to incur approximately $15.4 million of net current accident quarter catastrophe losses and $16.1 million of net current accident quarter other weather losses in first quarter 2021, representing total net current accident quarter weather losses of approximately $31.4 million in first quarter 2021.

These preliminary, unaudited financial estimates are based on information available to management as of the date of this press release, remain subject to the completion of normal quarter-end accounting procedures and adjustments, and are subject to change. The Company’s independent registered public accounting firm has not completed its review of the Company’s results for the quarter ended March 31, 2021. During the course of the preparation of our consolidated financial statements and related notes, and completion of the Company’s financial close and procedures for the three months ended March 31, 2021, adjustments to the preliminary estimates may be identified, and such adjustments may be material. In addition, other developments may arise between now and the time the financial statements for the three months ended March 31, 2021 are finalized. The Company undertakes no obligation to update the information in this press release in the event facts or circumstances change after the date of this press release.

Financial information, including material announcements about Heritage, is routinely posted on investors.heritagepci.com.

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $1 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. Forward-looking statements in this press release include management’s estimates of certain fourth quarter 2020 financial results. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, the matters described from time to time by the Company in its filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 9, 2021. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

asoleimani@heritagepci.com